Exhibit 10.20

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS

BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD

LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY

DISCLOSED.

Andrew (Andy) Crish
[***]

Dear Andy,

On behalf of TMS NeuroHealth Centers Services, LLC (“Greenbrook”, the “Company”, “we”, “us” or “our”, collectively with its affiliates the “Company Group”), I am pleased to present you formally with an offer of employment (this “Offer”) as Chief Operating Officer of the Company Group effective on the mutually agreed upon date of March 4, 2024 (the “Commencement Date”).

The terms and conditions of your employment offer are as follows:

1.Duties and Responsibilities. You shall have the title of Chief Operating Officer beginning as of the Commencement Date and shall have such duties, authorities and responsibilities as are consistent with such position, and as the Chief Executive Officer (“CEO”), and Board of Directors (the “Board”) may designate from time to time while you serve as the Chief Operating Officer of the Company Group. During the course of your employment with the Company Group, you agree to devote your full effort to the Company Group’s business and shall not, without the prior written consent of the Company, engage either directly or indirectly in any other business or occupation of a permanent, temporary or part-time nature. While serving as Chief Operating Officer, you will report directly to Bill Leonard – President and CEO.

2.Base Compensation. A salary of US$300,000  per annum (the “Base Salary”), paid in accordance with our standard payroll policies.

3.Annual Bonus. With respect to each fiscal year during which you serve as Chief Operating Officer, you shall be eligible for an annual cash bonus (the “Cash Bonus”) of up to US$120,000  subject to the satisfaction of performance and other criteria (including discretionary components in accordance with Company practices) set by the President and CEO of the Company Group and/or Board at the beginning of each fiscal year. The amount of any Cash Bonus payment will be determined in the sole discretion of the President and CEO of the Company Group and/or Board.

4.Stock Options. You will be eligible to participate in the Greenbrook TMS Inc. stock option plan in effect from time to time. The amount and timing of any grants will depend on the Board’s assessment of your overall performance and will be at their sole determination and discretion. As part of your employment offer, a stock option plan award in the grant amount of 250,000 shares will be presented for Board approval. Once granted, you will be provided with a Stock Option Agreement under separate cover that will outline all provisions including your opportunity to exercise your option during the stipulated period to acquire common shares of Greenbrook TMS Inc. at a strike price equal to the closing price outlined as of the agreement grant date.

5.Benefits. You shall be entitled to participate in any benefit plans, including medical, dental and vision offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other employees of the Company, to the extent you may be eligible to do so under the terms of any such Benefit Plan. You understand that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

6.Paid Time Off. You will be entitled to four (4) weeks of Vacation Leave and five (5) days of Sick Leave per calendar year, prorated as applicable, which shall accrue and be useable by you in accordance with Greenbrook policies in place, from time to time, and with due regard to the performance of your duties and responsibilities. Additionally, on the Commencement Date and on the first calendar day of each year thereafter, you will be eligible for the Greenbrook nine (9) paid holidays, one Wellness Day, and one Birthday Holiday. The Greenbrook paid holidays include New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Thanksgiving Friday, Christmas Eve, and Christmas Day.

7.Office and Communications Equipment. We will provide you, for business use, with a laptop computer and smartphone to be used in accordance with Greenbrook policies in place, from time to time.

8.Termination of Employment. Your employment with the Company will be at-will, meaning that you or the Company may terminate the employment relationship at any time with or without cause and with or without notice.

9.Non-Competition. In order to protect the Company Group’s Confidential Information, you will not, during the period of your employment with the Company Group, and for a period of twelve (12) months after your employment is terminated for any reason (the “Non-Competition Restricted Period”), directly or indirectly, for yourself or any third party other than the Company Group, provide services of any kind (whether medical, administrative, or otherwise, and whether as a partner, advisor, consultant, employee, contractor or otherwise) for any person or entity engaged in, or planning to engage in, the Business (as defined below), within the Geographic Area (as defined below) and (i) which involves the same or similar types of services you performed for the Company Group at any time during the last two years of your employment with the Company Group or (ii) in which you could reasonably be expected to use or disclose Confidential Information (as defined below).

For purposes of this Agreement, the term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Company, in each case at any time during your employment with the Company Group, specifically including, but not limited to, Transcranial Magnetic Stimulation services and/or esketamine nasal spray therapy, whether for the treatment of depression or any other condition or affliction.

For purposes of this Agreement, the term “Geographic Area” means each city, county, state, territory and country in which (i) you provided services or had a material presence or influence at any time during the last two years of your employment or engagement with the Company, or (ii) the Company Group operates, is engaged in or has plans to engage in the Business as of the termination of your employment or engagement with the Company Group.

If the scope of any restriction contained in this Section 10 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be modified accordingly in any proceeding brought to enforce such restriction.

10.Absence of any Non-Solicitation and/or Non-Compete Agreements. In consideration for our offer of employment, pursuant to the terms and conditions of this Offer, you represent and warrant to us that you are not a party to, or bound by, any non-competition covenant that would be triggered by this employment offer.

11.Confidentiality. During your employment with Greenbrook, you will have possession of, or access to, proprietary information, information treated as confidential by the Company or its affiliates, and information not generally known to the public, concerning the Company Group, its business, its patients and its suppliers, including, without limitation; patient medical records, writings, sales literature and data, operations, reports, manuals, financial statements, financial data and information, business plans, contact persons, prices, pricing lists and policies, inventory lists, wages, arrangements with suppliers or product information programs, systems, software, source code, object code, algorithms, formats, formulas, data bases, electronically stored or compiled data, plans, projects, designs, methodologies, service marks, procedures, technology, concepts and techniques, know-how, ideas, advances over general common knowledge, copyrights, trade secrets or other materials embodying trade secrets, managerial or business information of the Company Group. All such information is referred to collectively as “Confidential Information”. You hereby acknowledge that the disclosure of any Confidential Information to a person or entity other than the Company or any of its affiliates or to the general public would be highly detrimental to the interests of the Company Group.

You agree not to, at any time whatsoever:

a)	Use or exploit in any manner the Confidential Information for yourself or any person or entity other than the Company or its affiliates;
b)	Remove any Confidential Information, or any reproduction thereof, from the possession or control of the Company or its affiliates;
c)	Retain copies of Confidential Information in any form after the termination or expiry of this Agreement;
d)	Disclose, publish or show the Confidential Information to any third party unless the Company gives prior written consent, and confidentiality designations are made to the third party; or
e)	Treat Confidential Information otherwise than in a confidential manner.

Where you are required by law, or are otherwise legally compelled, to disclose Confidential Information, you shall immediately provide the Company with written notice of such obligation, so that the Company may seek a protective or other remedy, and you shall not disclose Confidential Information until the Company has had a reasonable opportunity to respond to the written notification.

All work product developed, created or maintained by you, alone or with others, resulting from or relating to any work, process, application and/or method performed for the Company Group by you while employed with the Company or resulting from oNr relating to Confidential Information received by you as an employee of the Company or its affiliates (collectively, the “Work Product”) and all Confidential Information maintained by you during employment and thereafter, at all times, shall be owned by the Company or one of its affiliates as the first owner of copyright in the Work Product, shall be considered as authored by the Company or one of its affiliates, shall remain the exclusive property of the Company or one of its affiliates, shall be “work made in the course of employment” under copyright laws, and all copyright in the Work Product and all other right, title and interest (including, without limitation, trade-mark, service mark, patent and design rights) in the Work Product shall be unconditionally and irrevocably assigned by you to the Company or one of its affiliates. You shall promptly disclose any such Work Product to the President of the Company and perform all actions reasonably required by the President at any time to establish and confirm the Company or one of its affiliates’ ownership of the Work Product (including, without limitation, all assignments, consents, powers of attorneys, applications and other instruments). You hereby irrevocably and unconditionally waive in perpetuity any moral rights, droit morale or similar rights under the laws of any jurisdiction that you may have with respect to the Work Product and acknowledge that this waiver may be invoked by all licensees and assignees of the Company or any of its affiliates. You shall not institute any action on the ground that any change, deletion, addition or other use of the Work Product violates such rights.

Immediately upon request of the Company at any time, and in any event upon expiry or termination of your employment with the Company, regardless of the reason for or the party causing such termination, you shall assemble all property of the Company Group, including, without limitation, computer equipment, all originals and all copies of all Work Product and all Confidential Information, and return the same in good condition to a duly authorized representative of the Company. You shall not retain copies, in any form, of any property of the Company Group.

12.Non-Solicitation of Patients and Suppliers. You acknowledge the importance to the business carried on by the Company Group of the patient and supplier relationships developed by it and the unique opportunity that your employment and your access to the Confidential Information offers to interfere with these relationships. Accordingly, you will not during the term your employment and for a period of two (2) years after cessation of your employment for any reason, directly or indirectly, contact or solicit any person who you know to be a prospective, current or former patient or supplier of the Company Group, for the purpose of selling to the patient or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold, or intended to be sold to your knowledge, or purchased by the Company Group, during your employment or at the end thereof, as the case may be. If the scope of any restriction contained in this Section 13 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be modified accordingly in any proceeding brought to enforce such restriction.

13.Non-Solicitation of Employees. You acknowledge the importance to the business carried on by the Company Group of the human resources engaged and developed by it and the unique access your employment offers to interfere with these resources. Accordingly, you will not during the term of your employment and for a period of two (2) years after cessation of your employment for any reason, induce or solicit, attempt to induce or solicit or directly or materially assist any third party in inducing or soliciting any employee or consultant of the Company Group then employed or engaged by the Company Group as the case may be, to leave the Company Group, or to accept employment or engagement elsewhere.

You acknowledge and agree that the foregoing restrictions are reasonable and properly required for the adequate protection of the business of the Company Group, and in the event that the scope of any restriction contained in this Section 14 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be modified accordingly in any proceeding brought to enforce such restriction.

Please carefully review and consider the terms and conditions set forth above, and, if you so desire, obtain independent advice with respect to them. If the proposed terms and conditions of employment are acceptable to you, then please sign and date the acknowledgement below to communicate your acceptance.

Congratulations and good luck in your new role.

Sincerely,

/s/ Bill Leonard

Bill Leonard
President & Chief Executive Officer
Greenbrook TMS NeuroHealth Centers Services, LLC

EMPLOYEE’S ACKNOWLEDGEMENT

I acknowledge that:

a)	I have had sufficient time to review this agreement thoroughly;
b)	I have read and understand the terms of this agreement and the obligations hereunder;
c)	I have been given sufficient opportunity to obtain and consider independent legal advice concerning the interpretation and effect of this agreement; and
d)	I have received a copy of this agreement for my personal files.

Date:	March 4, 2024	/s/ Andrew (Andy) Crish
Andrew (Andy) Crish